Exhibit 99.1

Ecolocap Solutions
Announces 5 Hydro Power Projects in Vietnam
to Reduce 3.1m Tons of CO2 emissions

MONTREAL, QUEBEC—(MARKET WIRE) – June 25, 2008- EcoloCap Solutions (ECOS.OTC) is pleased to announce the signing of five hydro power projects in Vietnam, in Eastern Asia, for an estimated reduction of 3.1 million tons of carbon emissions over the life of the agreement, convertible to tradable CERs under the Clean Development Mechanisms of the Kyoto Protocol. At today’s market price, CERs are trading at some 20 Euros. The Company is also in the late phase of negotiation with a number of other carbon emission reduction projects in Eastern Asia as part of its strategy to expand its carbon credit program.

"We are extremely proud of the results obtained and the confidence that Vietnam has expressed by choosing our Company to participate in projects representing an investment of $135M US." declared Dr. Truong, president and CEO of EcoloCap. "This significant achievement highlights the results of the agreement with United Best Technologies and reaffirms the value of our strategy. We also are front-runners in a number of other important large-scale projects that should move EcoloCap to a phase of accelerated growth and increased value for our current and future shareholders".

"The signature of these projects is a clear demonstration of our team’s expertise and ability to successfully deliver on projects benefiting regional and international stakeholders" says Mr. Alexander Gilmour, director and Chairman of the Board. "The commitment of Dr. Truong to steer the Company to a leadership position in the fields of reduction of emissions of CO2 and alternative sources of energy is reflected in the results obtained at this time and those that are in development".

ENERGY – THE ENGINE OF VIETNAM’S SUSTAINED GROWTH
With a growth rate that has averaged 7.5% over the last 10 years, Vietnam is engaged in the modernization of its economy through the support of export-driven industries; the government anticipates a significant rise in the demand for energy and is taking the right measures to increase its capacity for hydro power generation while respecting environmental concerns. EcoloCap is actively participating in the development of new projects in 5 provinces in Vietnam, most of them bordering the neighboring countries of Laos and China.

AN ENVIRONEMENTALLY SOUND ECONOMIC GROWTH
"With 68% of the population in the economically productive age, Vietnam is a tremendous center of opportunities for forward-looking companies actively participating in businesses that contribute to the global movement of global warming" … "Similar in size and population to Germany, Vietnam's labor force is twice the size of that of Germany and is growing at an average of 1.5 million active workers each year. This gives an idea of the challenges and dynamic growth of that region; it is also a measure of the magnitude of opportunities opened to our Company to offer its know-how and expertise to efficiently manage Vietnam’s fantastic natural resources for next generations to enjoy" concludes Dr. Truong.

DELIVERING LASTING RESULTS
EcoloCap Solutions is actively pursuing other opportunities with high viability to further consolidate the value stream and meet the expectation of all shareholders and future investors. The Company is concentrating most of its activity in Asia, one of the most productive regions of the world for CDM projects, and this strategy is bearing positive results. The Company is fully engaged in accelerating and sustaining its growth and is seeking innovative pathways that will position EcoloCap among the top global companies in this field and surely as a leader in the region.

Forward-Looking Statements
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

Contact:
Dr. Tri Vu Truong, President and CEO
(514) 876-3907
trivutruong2004@yahoo.ca